Exhibit 99.1

Alaska Communications Systems Reports Second Quarter 2009 Results

- Revenue Increases 1.9% to $96.1 Million Compared to Second Quarter 2008 -

- Enterprise Revenues Increase 47% to $12.5 million -

- Wireless and Enterprise Reach 50% of Total Revenue -

- Cash Provided by Operating Activities Increases 55% to $23.7 Million –

- EBITDA Increases 2.3% to $31.1 Million –

ANCHORAGE, Alaska--(BUSINESS WIRE)--July 30, 2009--Alaska Communications Systems Group, Inc. (“ACS”) (NASDAQ: ALSK) today reported financial results for its second quarter ended June 30, 2009.

“ACS demonstrated momentum in a challenging quarter, posted growth overall and outpaced losses in declining segments of local telephone voice and access. Continuous process improvement again enabled key efficiency and productivity gains as the company transforms itself into a leader in high quality Wireless and Enterprise data services,” said Liane Pelletier, ACS president and chief executive officer. “Fifty percent of ACS revenues this quarter were generated in the Wireless and Enterprise segments.”

“Enterprise revenues grew 47 percent annually, with progress stemming from customers’ response to our end-to-end solutions, even as we continue to develop additional IP-based services to enhance the differentiation already held in the Alaska market. The sales pipeline is at record levels as is the level of contract renewals,” noted Pelletier.

“While wireless revenues were essentially flat, EBITDA margins expanded from 41.3 percent to 45.6 percent year-over-year, with execution in gross adds, data revenue, customer retention and cost management all improving sequentially. Challenges for the quarter included lower tourist traffic which affected roaming revenue and major iPhone promotions which muted subscriber metrics. Our “Alaska focused” go-to-market strategy is playing well, leveraging testimonials with locals, expanded coverage in key areas and devices like the water-proof and rugged Casio Boulder which was the fastest selling phone in the quarter,” concluded Pelletier.

Financial Highlights: Second Quarter 2009 Compared to Second Quarter 2008

  Revenues of $96.1 million increased 1.9 percent from $94.4 million in the prior year.
    Enterprise and wireless revenues increased $4.2 million, or 9.6 percent, over the prior year and comprised 50 percent of revenue for the quarter.
    Retail, wholesale and access wireline revenues declined by $2.4 million, or 4.8 percent.
  EBITDA of $31.1 million was up 2.3 percent from prior year EBITDA of $30.4 million, with gains in enterprise and wireless more than offsetting structural declines in retail, wholesale and access wireline revenue.
  Net cash provided by operating activities of $23.7 million was up 55 percent from $15.3 million in the prior year.
  Net income of $2.5 million, or $0.06 per diluted share, compared to net income of $0.6 million, or $0.01 per diluted share, in the prior year.

“In the current economic climate, maximizing cash flow is a primary priority,” said David Wilson, ACS executive vice president and chief financial officer. “Through tight expense and working capital management, net cash provided by operating activities increased by 55 percent from the prior period to a record $23.7 million for a second quarter. Cash and cash equivalents increased $5.4 million sequentially to $8.2 million providing excess liquidity over our final $2.0 million funding requirement to complete AKORN that can be used to opportunistically buy down debt.”

“Our enterprise line of business is now cash flow positive and grew 47 percent on an annual basis. Sequential revenue grew 6 percent despite a shift of traffic off of our network for much of the quarter. This traffic returned to the ACS network in late June, complementing new customer wins that will be provisioned in the third quarter,” noted Wilson.

Metric Highlights: Second Quarter 2009 Compared to First Quarter 2009

  Average retail wireless monthly churn of 2.0 percent improved from 2.4 percent in the first quarter, which was impacted by accelerated prepaid disconnects following a change in policy regarding expired minutes.
  Retail wireless subscribers decreased by approximately 1,600 to 141,700 as a result of heavy iPhone promotions in the market.
  Retail wireless ARPU declined by $0.28 to $62.61 from $62.89 with a $0.62 decline in CETC partially offset by a $0.55 gain in data ARPU. Data ARPU increased by 8.1 percent to $7.30 from $6.75.
  While DSL lines declined by 200 to 46,800, ISP ARPU increased by 0.6 percent to $34.04 from $33.83 as customers purchased higher speed plans.
  Retail local access lines declined by 1.1 percent to 169,600 as a result of cord cutting and tougher economic conditions.
  Total local access lines decreased by approximately 1.4 percent to 194,300.

Six Month Financial Review

For the six months ended June 30, 2009, revenues were $192.1 million, compared to $191.1 million in the same period last year. Net income was $3.4 million, or $0.08 per diluted share, compared to net income of $6.4 million, or $0.14 per diluted share, in the same period in 2008. Net cash provided by operating activities for the first six months of 2009 was $51.7 million up 28.6 percent from $40.2 million in the same period in 2008. EBITDA for the six months ended June 30, 2009 was $63.7 million, compared to $65.3 million in the same period last year.

2009 Business Outlook

As previously reported ACS expects:

  Revenue and EBITDA to exceed 2008 levels;
  Maintenance capital expenditures are expected to be below the $40 million spent in 2008;
  Funding required for the turn up of AKORN; the upgrade of Northstar; and the start up of a second geographically diverse fiber route between Anchorage and Fairbanks to be $11 million; and
  Net cash interest expense of $36 million.

Our FCC approved conversion to price cap regulation went into effect July 1, 2009. At the effective date, ACS will cease to follow regulatory accounting rules resulting in the elimination of certain intercompany transactions with regulated affiliates that are not currently eliminated during consolidation. While this change will reduce the absolute level of reported revenue by approximately 10 percent and will improve EBITDA margins, it will have no impact on the absolute levels of reported EBITDA or cash flows. In association with these accounting changes, we also expect to extinguish certain regulatory liabilities through the recognition of an extraordinary gain of approximately $60 million in the third quarter. This gain will have no impact on reported EBITDA or cash flows.

Conference Call

The company will host a conference call and live webcast today at 5:00 p.m. Eastern Time. Parties in the United States and Canada can call 800-762-9441 to access the conference call. Parties outside the United States and Canada can access the call at 480-629-9675. The live webcast of the conference call will be accessible from the "Events Calendar" section of the company's website (www.alsk.com). The webcast will be archived for a period of 90 days. A telephonic replay of the conference call will also be available 2 hours after the call and will run until Monday, August 3, 2009 at midnight ET. To hear the replay, parties in the United States and Canada can call 800-406-7325 and enter pass code 4120531. Parties outside the United States and Canada can call 303-590-3030 and enter pass code 4120531.

About Alaska Communications Systems

Headquartered in Anchorage, ACS is Alaska's leading provider of broadband and other wireline and wireless solutions to Enterprise and mass market customers. The ACS wireline operations include the state's most advanced data networks and the only diverse undersea fiber optic system connecting Alaska to the contiguous United States. The ACS wireless operations includes statewide 3G CDMA network, reaching across Alaska from the North Slope to Ketchikan, with coverage extended via best-in-class CDMA carriers in the Lower 49 and Canada. By investing in the fastest-growing market segments and attracting the highest-quality customers, ACS seeks to drive top- and bottom-line growth, while continually improving customer experience and cost structure through process improvement. More information can be found on the company's website at www.acsalaska.com or at its investor site at www.alsk.com.

Forward-Looking EBITDA Guidance

This press release includes information related to management's estimate of EBITDA for the year ending December 31, 2009. EBITDA, as defined by the company, may not be similar to EBITDA measures used by other companies and is not a measurement under generally accepted accounting principles (GAAP). Management believes that EBITDA provides useful information to investors about the company's performance because it eliminates the effects of period-to-period changes in costs associated with capital investments, interest and stock-based compensation expense that are not directly attributable to the underlying performance of the company's business operations. Management believes the most directly comparable GAAP measure would be "Net cash provided by operating activities." Due to the difficulty in forecasting and quantifying the amounts that would be required to be included in this comparable GAAP measure, the company is not providing an estimate of year-end net cash provided by operating activities at this time.

Forward-Looking Statements

This press release includes certain "forward-looking statements," as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management's beliefs as well as on a number of assumptions concerning future events made using information currently available to management. Readers are cautioned not to put undue reliance on such forward-looking statements, which are not a guarantee of performance and are subject to a number of uncertainties and other factors, many of which are outside ACS' control. Such factors are, without limitation, adverse national economic conditions, including continuing disruption in the U.S. capital markets, adverse local economic conditions, including an unexpected downturn in the Alaskan oil and gas or tourism markets, changes in capital expenditures, or other factors affecting the company's ability to generate sufficient earnings and cash flows to continue to make dividend payments to its stockholders; the company’s ability to complete, manage, integrate, market, maintain, and attract sufficient customers to the products and services it may derive from the construction of AKORN and purchase and integration of Crest Communications Corporation; adverse changes in labor matters, including workforce levels and labor negotiations; disruption of our suppliers' provisioning of critical products or services; the impact of natural or man-made disasters; changes in company's relationships with large carrier or enterprise customers or its roaming partners; changes in revenue from Universal Service Funds; unforeseen changes in public policies; changes in accounting policies, including the Company’s application of regulatory accounting rules, which could result in an impact on earnings; or disruptive technological developments in the telecommunications industry. For further information regarding risks and uncertainties associated with ACS' business, please refer to the company's SEC filings, including, but not limited to, the sections entitled "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our annual report on Form 10-K and quarterly reports on Form 10-Q. Copies of the company's SEC filings may be obtained by contacting its investor relations department at (907) 564-7556 or by visiting its investor relations website at www.alsk.com.

				Schedule 1

ALASKA COMMUNICATIONS SYSTEMS GROUP, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, In Thousands, Except Per Share Amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008

Operating revenues:
Wireline	$60,640	$59,071	$121,091	$122,177
Wireless	35,481	35,285	71,039	68,955
Total operating revenues	96,121	94,356	192,130	191,132

Operating expenses:
Wireline (exclusive of depreciation and amortization)	46,691	43,972	93,028	87,242
Wireless (exclusive of depreciation and amortization)	19,415	20,802	37,888	40,923
Depreciation and amortization	15,175	19,138	36,060	35,601
Loss on disposal of assets, net	19	745	469	759
Total operating expenses	81,300	84,657	167,445	164,525

Operating income	14,821	9,699	24,685	26,607

Other income and expense:
Interest expense	(10,302)	(9,143)	(18,642)	(16,372)
Interest income	17	706	51	1,009
Other	(42)	(75)	(87)	(151)
Total other income and expense	(10,327)	(8,512)	(18,678)	(15,514)

Income before income tax	4,494	1,187	6,007	11,093

Income tax expense	(1,961)	(554)	(2,630)	(4,684)

Net income	$2,533	$633	$3,377	$6,409

Net income per share:
Basic	$0.06	$0.01	$0.08	$0.15
Diluted	$0.06	$0.01	$0.08	$0.14

Weighted average shares outstanding:
Basic	44,195	43,362	43,972	43,151
Diluted	44,651	44,304	44,609	44,290

		Schedule 2

ALASKA COMMUNICATIONS SYSTEMS GROUP, INC.
CONSOLIDATED BALANCE SHEETS
(Unaudited, In Thousands Except Per Share Amounts)

	June 30,	December 31,
Assets	2009	2008

Current assets:
Cash and cash equivalents	$8,179	$1,326
Restricted cash	6,711	20,517
Accounts receivable-trade, net of allowance of $6,294 and $5,912	39,763	40,433
Materials and supplies	10,096	9,404
Prepayments and other current assets	7,110	6,515
Deferred income taxes	18,464	21,145
Total current assets	90,323	99,340

Property, plant and equipment	1,408,839	1,392,951
Less: accumulated depreciation and amortization	(922,604)	(891,899)
Property, plant and equipment, net	486,235	501,052

Non-current investments	1,005	1,005
Goodwill	8,850	8,850
Intangible assets, net	24,101	24,118
Debt issuance costs	7,267	8,554
Deferred income taxes	104,370	105,480
Deferred charges and other assets	573	452
Total assets	$722,724	$748,851

Liabilities and Stockholders' Equity (Deficit)
Current liabilities:
Current portion of long-term obligations	$810	$666
Accounts payable, accrued and other current liabilities	64,474	74,028
Advance billings and customer deposits	9,998	10,399
Total current liabilities	75,282	85,093

Long-term obligations, net of current portion	536,192	538,975
Other deferred credits and long-term liabilities	95,937	98,693
Total liabilities	707,411	722,761

Commitments and contingencies

Stockholders' equity (deficit):
Common stock, $.01 par value; 145,000 authorized	443	437
Additional paid in capital	214,962	231,813
Accumulated deficit	(184,753)	(188,130)
Accumulated other comprehensive loss	(15,339)	(18,030)
Total stockholders' equity (deficit)	15,313	26,090

Total liabilities and stockholders' equity (deficit)	$722,724	$748,851

				Schedule 3

ALASKA COMMUNICATIONS SYSTEMS GROUP, INC.
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(Unaudited, In Thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008

Cash Flows from Operating Activities:
Net income	$2,533	$633	$3,377	$6,409
Adjustments to reconcile net income to net cash
provided (used) by operating activities:
Depreciation and amortization	15,175	19,138	36,060	35,601
Loss on disposal of assets, net	19	745	469	759
Amortization of debt issuance costs and original issue discount	1,745	1,535	3,453	2,004
Stock-based compensation	1,164	934	2,565	2,515
Deferred income taxes	1,979	554	2,630	4,684
Other non-cash expenses	206	33	549	65
Changes in components of assets and liabilities:
Accounts receivable and other current assets	(1,079)	(3,892)	75	311
Materials and supplies	(2,337)	1,186	(692)	(372)
Accounts payable, accrued and other current liabilities	3,403	(4,918)	2,428	(7,605)
Deferred charges and other assets	(79)	(931)	(121)	(1,708)
Other deferred credits	978	302	903	(2,478)

Net cash provided by operating activities	23,707	15,319	51,696	40,185

Cash Flows from Investing Activities:
Investment in construction and capital expenditures	(13,865)	(47,577)	(20,673)	(70,582)
Change in unsettled construction and capital expenditures	238	4,377	(12,104)	(160)
Change in unsettled acquisition costs	(250)	-	(250)	-
Purchase of short-term investments	-	(375)	-	(9,400)
Proceeds from sale of short-term investments	-	1,690	-	9,815
Purchase of non-current investments	-	-	-	(3,625)
Proceeds from sale of non-current investments	-	2,275	-	2,275
Placement of funds in restricted accounts	(6)	(71,447)	(25)	(71,460)
Release of funds from restricted accounts	5,253	389	13,831	389

Net cash used by investing activities	(8,630)	(110,668)	(19,221)	(142,748)

Cash Flows from Financing Activities:
Repayments of long-term debt	(13,802)	(2,154)	(26,965)	(2,521)
Proceeds from the issuance of long-term debt	13,500	125,000	21,500	125,000
Purchase of call options	-	(20,431)	-	(20,431)
Sale of common stock warrants	-	9,852	-	9,852
Debt issuance costs	-	(4,253)	-	(4,253)
Payment of cash dividend on common stock	(9,506)	(9,311)	(18,912)	(18,531)
Payment of withholding taxes on stock-based compensation	(225)	(1,171)	(1,567)	(3,314)
Proceeds from issuance of common stock	321	506	322	586

Net cash provided (used) by financing activities	(9,712)	98,038	(25,622)	86,388

Change in cash and cash equivalents	5,365	2,689	6,853	(16,175)

Cash and cash equivalents, beginning of period	2,814	16,344	1,326	35,208

Cash and cash equivalents, end of period	$8,179	$19,033	$8,179	$19,033

Supplemental Cash Flow Data:
Interest paid	$7,048	$6,972	$17,624	$14,003
Income taxes paid, net of refunds	$-	$417	$-	$417

Supplemental Noncash Transactions:
Property acquired under capital leases	$601	$-	$660	$58
Dividend declared, but not paid	$9,622	$9,370	$9,622	$9,370

				Schedule 4

ALASKA COMMUNICATIONS SYSTEMS GROUP, INC.
SCHEDULE OF WIRELINE REVENUES
(Unaudited, In Thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008

Retail	$22,537	$23,900	$45,488	$47,546
Wholesale	4,429	5,081	8,927	10,416
Access	21,182	21,601	42,363	47,905
Enterprise	12,492	8,489	24,313	16,310
	$60,640	$59,071	$121,091	$122,177

				Schedule 5

ALASKA COMMUNICATIONS SYSTEMS GROUP, INC.
SCHEDULE OF EBITDA CALCULATION
(Unaudited, In Thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008

Net cash provided by operating activities	$23,707	$15,319	$51,696	$40,185
Adjustments to reconcile net income to net cash
(provided) used by operating activities:
Depreciation and amortization	(15,175)	(19,138)	(36,060)	(35,601)
Loss on disposal of assets, net	(19)	(745)	(469)	(759)
Amortization of debt issuance costs and original issue discount	(1,745)	(1,535)	(3,453)	(2,004)
Stock-based compensation	(1,164)	(934)	(2,565)	(2,515)
Deferred income taxes	(1,979)	(554)	(2,630)	(4,684)
Other non-cash expenses	(206)	(33)	(549)	(65)
Changes in components of assets and liabilities:
Accounts receivable and other current assets	1,079	3,892	(75)	(311)
Materials and supplies	2,337	(1,186)	692	372
Accounts payable and other current liabilities	(3,403)	4,918	(2,428)	7,605
Deferred charges and other assets	79	931	121	1,708
Other deferred credits	(978)	(302)	(903)	2,478
Net income	$2,533	$633	$3,377	$6,409
Add (subtract):
Interest expense	10,302	9,143	18,642	16,372
Interest income	(17)	(706)	(51)	(1,009)
Depreciation and amortization	15,175	19,138	36,060	35,601
Loss on disposal of assets, net	19	745	469	759
Income tax expense	1,961	554	2,630	4,684
Stock-based compensation	1,164	934	2,565	2,515
EBITDA	$31,137	$30,441	$63,692	$65,331

Note: In an effort to provide investors with additional information regarding the Company's results as determined by generally accepted accounting principles (GAAP), the Company also discloses certain non-GAAP information which management utilizes to assess performance and believes provides useful information to investors. The Company has disclosed its net income before interest, provisions for taxes, depreciation expense, gain or loss on asset purchases or disposals, amortization of intangibles and stock-based compensation expense (EBITDA) because the Company believes it is an important indicator as it provides information about our ability to service debt, pay dividends and fund capital expenditures. EBITDA is not a GAAP measure and should not be considered a substitute for net cash provided by operating activities and other measures of financial performance recorded in accordance with GAAP.

						Schedule 6

ALASKA COMMUNICATIONS SYSTEMS GROUP, INC.
ALLOCATION OF STOCK BASED COMPENSATION
(Unaudited, In Thousands)

	Three Months Ended			Three Months Ended
	June 30, 2009			June 30, 2008
	As reported on	Stock-Based		As reported on	Stock-Based
	Schedule 1	Compensation	Adjusted	Schedule 1	Compensation	Adjusted

Operating expenses:
Wireline (exclusive of depreciation and amortization)	$46,691	$(1,043)	$45,648	$43,972	$(828)	$43,144
Wireless (exclusive of depreciation and amortization)	19,415	(121)	19,294	20,802	(106)	20,696
Depreciation and amortization	15,175	-	15,175	19,138	-	19,138
Loss on disposal of assets, net	19	-	19	745	-	745
Total operating expenses	$81,300	$(1,164)	$80,136	$84,657	$(934)	$83,723

	Six Months Ended			Six Months Ended
	June 30, 2009			June 30, 2008
	As reported on	Stock-Based		As reported on	Stock-Based
	Schedule 1	Compensation	Adjusted	Schedule 1	Compensation	Adjusted

Operating expenses:
Wireline (exclusive of depreciation and amortization)	$93,028	$(2,295)	$90,733	$87,242	$(2,232)	$85,010
Wireless (exclusive of depreciation and amortization)	37,888	(270)	37,618	40,923	(283)	40,640
Depreciation and amortization	36,060	-	36,060	35,601	-	35,601
Loss on disposal of assets, net	469	-	469	759	-	759
Total operating expenses	$167,445	$(2,565)	$164,880	$164,525	$(2,515)	$162,010

				Schedule 7

ALASKA COMMUNICATIONS SYSTEMS GROUP, INC.
INVESTMENT IN CONSTRUCTION AND CAPITAL
(Unaudited, In Thousands)

	Three Months Ended	Three Months Ended	Six Months Ended	Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2009	2008	2009	2008

Investment in construction and capital	$13,865	$47,577	$20,673	$70,582

Capitalized interest	(325)	(694)	(2,481)	(989)

Investment in construction and capital, net of capitalized interest	$13,540	$46,883	$18,192	$69,593

Growth	6,207	34,165	6,852	49,218

Maintenance and other	7,333	12,718	11,340	20,375

Investment in construction and capital, net of capitalized interest	$13,540	$46,883	$18,192	$69,593

			Schedule 8

ALASKA COMMUNICATIONS SYSTEMS GROUP, INC.
KEY OPERATING STATISTICS
(Unaudited)

	June 30,	March 31,	June 30,
	2009	2009	2008
Wireline:

Retail
Local	169,548	171,361	180,541
Quarterly growth rate in retail local telephone access lines	-1.1%	-1.8%	-1.0%
Average monthly revenue per subscriber for the quarter	$19.66	$19.71	$19.68

Long Distance
Long distance subscribers	61,807	62,967	65,011
Average monthly retail revenue per subscriber for the quarter	$19.84	$19.12	$21.17

Internet
DSL subscribers	46,845	47,075	47,939
Dial-up subscribers	6,743	6,238	7,934
	53,588	53,313	55,873

Average monthly DSL & dial-up revenue per subscriber for the quarter	$34.04	$33.83	$31.14

Wholesale
Resale access lines	7,815	8,013	9,182
UNE lines	16,978	17,736	24,508
	24,793	25,749	33,690

Quarterly growth rate in wholesale local access lines	-3.7%	-4.1%	-10.2%
Average monthly revenue per subscriber for the quarter	$29.23	$29.31	$27.86

Wireless:

Wireless subscribers (a)	142,028	143,598	148,617
Average monthly churn for the quarter (a)(b)	2.0%	2.4%	1.8%
Average monthly revenue per subscriber for the quarter (c)(d)	$62.82	$63.08	$60.80

(a) Prior period metrics have been adjusted reflecting changes disclosed in our April 21, 2009 press release.

(b) Excludes disconnects that occur within the first 30 days of service that requires the return of customer equipment to ACS.

(c) CETC added $12.67 to wireless ARPU in the second quarter of 2009. It also added $13.29 to wireless ARPU in the first quarter of 2009 and added $10.39 to wireless ARPU in the second quarter of 2008.

(d) First quarter 2009 revenue excludes $1.4 million in out-of-period CETC revenue and the reversal of $0.3 million recognized in prior periods.

CONTACT:
ACS Investors:
Alaska Communications Systems
David Wilson, 907-564-7556
investors@acsalaska.com